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                                                                 EXHIBIT H(3)(i)


            AMENDMENT TO APPENDIX "A" TO THE ACCOUNTING AGREEMENT
                     BETWEEN BROWN BROTHERS HARRIMAN & CO.
                                      AND
                       MORGAN GRENFELL INVESTMENT TRUST
                         DATED AS OF JANUARY 30, 2001

     In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, Brown Brothers Harrison & Co., a limited partnership organized under the laws of the State of New York, and Morgan Grenfell Investment Trust, a Delaware business trust, agree to amend Appendix "A" to the Accounting Agency Agreement dated September 8, 1998 as follows:

     The following are Funds for which the Accounting Agent shall act as accounting agent under the terms and conditions of an Accounting Agency Agreement between Brown Brothers Harriman & Co. and Morgan Grenfell Investment Trust dated September 8, 1998.


International Select Equity Fund                 International Fixed Income Fund
European Equity Fund                             Smaller Companies Fund
International Small Cap Equity Fund              Micro Cap Fund
Emerging Markets Equity Fund


     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their duly authorized officers as of the date first set forth above.


ATTEST:                                     MORGAN GRENFELL INVESTMENT TRUST


______________________                      By: ____________________________
Name:                                       Name:
Title:                                      Title:


ATTEST:                                     BROWN BROTHERS HARRIMAN & CO.


______________________                      By: ____________________________
Name:                                       Name:
Title:                                      Title: